Exhibit 99.(a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Roy Burchill
Re:	Rejected Notice of Withdrawal Under Exchange Offer

Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s):

If you wish to withdraw your previously delivered Election Form and Eligible Option Information Sheet, please complete and sign the attached Notice of Withdrawal and deliver it to Alphatec Holdings so that it is received before 4:00 p.m., Pacific Time, on December 19, 2012 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

Alphatec Holdings

5818 El Camino Real

Carlsbad, CA 92008

Attention: Roy Burchill, Senior Director, Total Rewards

Phone: (760) 494-6807

By Hand or Interoffice Mail

Attention: Roy Burchill, Senior Director, Total Rewards

By Email (By PDF or similar imaged document file)

rburchill@alphatecspine.com

If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer at 4:00 p.m., Pacific Time, on December 19, 2012, all eligible option grants currently tendered by you will be cancelled for exchange.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Roy Burchill, our Senior Director, Total Rewards, at 5818 El Camino Real, Carlsbad, CA 920008, or by calling him at (760) 494-6807 or sending an email to rburchill@alphatecspine.com.